FOR IMMEDIATE RELEASE

Contact:
Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	Investor Relations
CombinatoRx, Incorporated	CombinatoRx, Incorporated
617-301-7100	857-753-6562
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX ANNOUNCES ONCOLOGY COLLABORATION

-- Robust and Systematic Combination Screening Alliance to Identify and Advance Targeted Combination Therapies --

CAMBRIDGE, MA – May 6, 2009 – CombinatoRx, Incorporated (Nasdaq: CRXX) today announced a strategic alliance with Novartis focused on the discovery of novel anti-cancer combinations. The collaboration will explore combination effects in cell lines representing a broad spectrum of cancers to provide a robust and systematic understanding of combination therapy opportunities. The alliance will also explore important differences in response by cancer type, including genotype and other mutational differences.

Each party will contribute compounds from its compound library and evaluate the anti-cancer effects by utilizing CombinatoRx’s proprietary combination high throughput screening (cHTS™) platform and Chalice analyzer software.

“This alliance brings together the innovative discovery approach for which Novartis is well known with the systematic exploration of combination therapy made possible by the CombinatoRx cHTS platform.” said Alexis Borisy, President and CEO of CombinatoRx. “Our alliance with Novartis further supports our business strategy of leveraging the CombinatoRx drug discovery platform while retaining important product rights. The potential of our discovery platform, especially in the field of oncology, is evident in our B-Cell malignancy program in which synergy and efficacy was demonstrated in several pre-clinical models of myeloma.”

Under the agreement, CombinatoRx will receive a $4 million upfront payment and funding for research support for two years. In addition, for each combination advanced to the market from the collaboration, CombinatoRx is eligible to receive up to $58 million in clinical, regulatory and commercial milestones. The alliance has an initial two-year term that may be extended by Novartis for three additional one-year periods.

CombinatoRx retains the right to conduct oncology research on its own behalf as well as partner with others in the field of oncology, and will retain certain intellectual property rights which may arise from the collaboration research.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action, striking at the biological complexities of human disease. The CombinatoRx proprietary drug discovery technology provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its collaboration with Novartis, the potential to discover new product candidates and intellectual property under the collaboration, and CombinatoRx’s drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx and its collaboration with Novartis involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company’s ability to perform under the collaboration, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of potential product candidates which may be discovered under the collaboration and advanced to the market, and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2009 CombinatoRx, Incorporated. All rights reserved.

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com